                             HARRIS INTERACTIVE INC.
                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                 Three months ended              Six months ended
                                                                    December 31,                   December 31,
                                                                 2000           1999            2000           1999
                                                              ----------     ----------      ----------     ----------
Net loss                                                      $   (5,966)    $   (4,982)     $  (13,592)   $    (8,815)
Accrued dividends on preferred stock                                               (444)                          (738)
                                                              ----------     ----------      ----------     ----------
Net loss available to holders of common stock (a)
                                                                  (5,966)        (5,426)        (13,592)        (9,553)
                                                              ==========     ==========      ==========     ==========
Basic and diluted net loss per share (a/b)                    $    (0.17)    $    (0.33)     $    (0.40)    $    (0.70)
                                                              ==========     ==========      ==========     ==========
Weighted average shares outstanding - basic and diluted (b)   34,290,429     16,542,931      34,242,664     13,682,390
                                                              ==========     ==========      ==========     ==========





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